UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2007

MAXCO, INC.
(Exact name of registrant as specified in its charter)

Michigan	0-2762	38-1792842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1005 Charlevoix Dr. Suite 100, Grand Ledge, Michigan	48837
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code    (517) 627-1734

                                          Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 18, 2007 Maxco, Inc. (the “Company”) received a notice from the Nasdaq Stock Market denying the Company’s request for continued listing on the Nasdaq Stock Market. Accordingly, the Company’s shares will be suspended from the Nasdaq Stock Market effective at the open of business on Friday, April 20, 2007.

As announced on March 2, 2007, the Company received a notice from the Nasdaq Stock Market indicating that the Company is not in compliance with the Nasdaq Stock Market’s requirements for continued listing due to the completion of the sale on February 1, 2007 of substantially all assets of the Company’s wholly owned subsidiary Atmosphere Annealing, Inc. and its wholly owned subsidiary BCGW, Inc. As a result of the sale, the Company no longer has an operating business. The Nasdaq staff deemed the Company to be a public shell, raising public interest concerns under Marketplace Rule 4300. On March 2, 2007 the Company requested a hearing before a Nasdaq Listing Qualification Panel to review the Staff Determination as Nasdaq rules permit. On April 18, 2007 the Company received a notice that the Nasdaq Listings Qualifications Panel agreed with the staff determination that the Company is a public shell. Accordingly, the Panel has determined to delist the Company’s shares and will suspend trading of the Company’s shares on The Nasdaq Stock Market effective at the open of business on Friday, April 20, 2007.

As the Company was unable to obtain continued listing on the Nasdaq SmallCap Market, the Company anticipates that its common stock will be eligible for quotation on the “Pink Sheets.”

On April 19, 2007, Maxco, Inc. issued a press release, attached to this Current Report on Form 8-K as Exhibit 99.1, announcing that the Company received the letter from Nasdaq described in this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1 Press release dated April 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxco, Inc.
(Registrant)

Date: April 19, 2007
/S/ Lawrence O. Fields
(Signature)

Lawrence O. Fields
Chief Financial Officer